Exhibit 99.1

For immediate release	August 10, 2017

Crown Crafts Reports Fiscal 2018 First Quarter Results

●	Positive net income reported in seasonally slowest quarter
●	Addition of Carousel Designs and strong product offerings position Company for the future
●	Company remains debt-free

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2018 first quarter, which ended July 2, 2017.

“While we are not satisfied with our first quarter results, we believe we have reached a turning point, and that the acquisition of Carousel Designs combined with our ongoing development of new, appealing products will drive improved results,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Our current results reflect the impact of previously reported factors, including changing consumer preferences for baby bedding products and the overall softness of the retail market. Also, approximately half of the first quarter sales decline can be attributed to reduced shipments to two major customers – due to credit difficulties at one customer and a shift in timing of a modular program at the other customer to the second quarter of the current fiscal year from the first quarter of last year. We remain excited about our long-term prospects for profitable growth.”

Financial Results

Net income for the first quarter of fiscal 2018 was $518,000, or $0.05 per diluted share, on net sales of $13.6 million, compared with net income of $1.1 million, or $0.11 per diluted share, on net sales of $15.6 million for the first quarter of fiscal 2017. Gross profit for the current-year quarter was 26.4% of net sales, compared with 27.5% in the prior-year quarter.

Allocation of indirect costs related to inventory negatively impacted the Company by $398,000 in the current-year quarter and $99,000 in the prior-year quarter. Excluding these impacts, the gross profit percentage would have been 29.3%, net income would have been $804,000 and diluted earnings per share would have been $0.08 for the first quarter of fiscal 2018. For the prior-year quarter, those results would have been 28.1%, $1.2 million and $0.12, respectively (see the accompanying table for a reconciliation of the Company’s GAAP measures to the non-GAAP measures referred to above).

The Company also recorded certain pre-tax expenses in the first quarter of fiscal year 2018 totaling $206,000 that did not occur in the first quarter of fiscal year 2017. These expenses included $90,000 in audit fees, $64,000 in credit coverage fees and $52,000 in costs associated with the Company’s acquisition of Carousel Designs.

Acquisition of Carousel Designs

As announced on August 7, 2017, the Company has acquired the assets and business of Carousel Designs, LLC, based in Douglasville, Georgia. This strategic transaction immediately transforms the Company’s online presence, providing a major sales channel for the Company and enhancing its direct-to-consumer business. Carousel Designs will be operated as a wholly-owned subsidiary of the Company and is expected to be immediately accretive to earnings. The Company funded the acquisition with cash on hand and remains debt-free.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 6, 2017 to shareholders of record at the close of business on September 15, 2017. “We are pleased that the Company’s strong financial position enables us to continue to reward our stockholders in return for their ongoing support,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Time to discuss the Company’s results and its acquisition of Carousel Designs, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Time on August 17, 2017. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10110847.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California, Hamco, Inc. in Louisiana and Carousel Designs, LLC in Georgia. Crown Crafts is among America’s largest producers of infant bedding, toddler bedding and bibs. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the inability of the Company to achieve the anticipated benefits of the Carousel Designs acquisition or to successfully integrate the acquired business, or to do so within the expected timeframes; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers and suppliers) may be greater than expected; competitive pressures on product pricing and services; general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products; changing competition; changes in the retail environment; the level, timing and pricing of future orders from the Company’s customers; the extent to which the Company’s business is concentrated in a small number of customers; the Company’s dependence upon third-party suppliers, including some located in foreign countries; customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business; disruptions to transportation systems or shipping lanes used by the Company or its suppliers; and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	July 2, 2017	July 3, 2016
Net sales	$13,647	$15,599
Gross profit	3,602	4,287
Gross profit percentage	26.4%	27.5%
Income from operations	701	1,448
Income before income tax expense	721	1,490
Income tax expense	203	387
Net income	518	1,103
Basic earnings per share	$0.05	$0.11
Diluted earnings per share	$0.05	$0.11

Weighted Average Shares Outstanding:
Basic	10,044	9,979
Diluted	10,055	10,025

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	July 2, 2017
	(Unaudited)	April 2, 2017
Cash and cash equivalents	$11,903	$7,892
Accounts receivable, net of allowances	13,086	15,614
Inventories	15,558	15,821
Total current assets	42,349	41,110
Finite-lived intangible assets - net	2,939	3,128
Goodwill	1,126	1,126
Total assets	$48,215	$47,184

Total current liabilities	8,658	7,573

Shareholders’ equity	38,839	38,923
Total liabilities and shareholders’ equity	$48,215	$47,184

CROWN CRAFTS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATIONS

In thousands, except percentages and per share data

(Unaudited)

Non-GAAP Reconciliation of	Three-Month Periods Ended
Gross Profit to Adjusted Gross Profit	July 2, 2017	July 3, 2016
Gross profit	$3,602	$4,287
Allocation of inventory indirect costs	398	99
Adjusted gross profit	$4,000	$4,386

Net sales	$13,647	$15,599

Adjusted gross profit percentage	29.3%	28.1%

Non-GAAP Reconciliation of Net Income to Adjusted Net Income:
Net income	$518	$1,103
Allocation of inventory indirect costs	398	99
Income tax benefit of inventory indirect costs	(112)	(26)
Adjusted net income	$804	$1,176

Non-GAAP Reconciliation of Earnings per Share to Adjusted Earnings per Share:
Weighted Average Shares Outstanding:
Basic	10,044	9,979
Diluted	10,055	10,025

Earnings per Share as Reported:
Basic	$0.05	$0.11
Diluted	$0.05	$0.11

Adjusted Earnings per Share:
Basic	$0.08	$0.12
Diluted	$0.08	$0.12

The Presentation of Non-GAAP Financial Measures

In respect of this Press Release, in addition to the Company’s presentation of its results of operations in conformity with accounting principles generally accepted in the United States (“GAAP”), the Company has also presented measures of its results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures are related to a presentation of what the Company’s gross profit, gross profit percentage, net income and earnings per share would have been if the charges associated with the indirect costs allocated to the Company’s inventories had not been recognized (to arrive at “Adjusted gross profit,” “Adjusted gross profit percentage,” “Adjusted net income,” and “Adjusted earnings per share,” respectively). The excluded charge is a significant component in an understanding and assessment of the Company’s results of operations. The Company believes that these non-GAAP financial measures provide useful information and are important indicators of the Company’s ability to generate cash sufficient to declare and pay dividends, make strategic investments and capital expenditures and meet working capital requirements and other obligations as they become due. The Company uses these non-GAAP financial measures internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The non-GAAP financial measures presented are provided as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP measures, including its gross profit, gross profit percentage, net income and earnings per share. As these non-GAAP financial measures are, by definition, not calculated in accordance with GAAP, another entity using the same GAAP financial information could possibly arrive at different amounts of these non-GAAP financial measures. Therefore, the non-GAAP financial measures as presented by the Company may not be comparable to similarly-titled measures that may be presented by another entity.